Exhibit 10.7

PRIVATE DEED

Between

KAP S.r.l. (Tax Code 09703750969), with registered office in Milan, via Ripamonti 1/3, in the person of the Sole Director, Mr Marco Sala;

and

FCD Brera (Tax Code 09572130962), Amateur Sports Association, with registered office in Milan, via Daverio 7, in the person of the President, Mr Alessandro Aleotti, Jointly, the “Parties”;

Considering:

- that KAP S.r.l. and FCD Brera - together with Brera Holdings Inc., Daniel McClory, Adrio De Carolis, Marco Sala, and Leonardo Aleotti - on April 12, 2022, signed a Confidential Term Sheet (hereinafter, the “Term Sheet”), which is attached to this deed, as Annex A;

- that the Term Sheet essentially summarizes the terms of the overall agreements under which Brera Holdings Inc., or any other designated entity, will carry out an initial capital increase of USD 1.5 million, at the same time of the acquisition of KAP S.r.l., which will sign a binding contract to purchase the assets of FCD Brera, all this in anticipation of the listing of Brera Holdings Inc., or of the different designated entity, on the Nasdaq Stock Exchange by November 1, 2022;

- that KAP S.r.l. is the full and exclusive owner and holder of the brands “Brera” and “Fenix Trophy” (hereinafter, the “Brands”), having purchased them respectively from Mr Alessandro Aleotti and Mr Leonardo Aleotti;

- that KAP S.r.l. intends to commercially promote the Brands through their sporting exploitation;

- that FCD Brera is an amateur sports association suitable for the sporting exploitation of the Brands in the Football industry;

- that KAP S.r.l. intends to entrust FCD Brera with the use of the Brands for the purpose of such sporting exploitation in the Football industry;

- that the license to use the Brands to FCD Brera is, among other things, preparatory and functional to the execution of the overall agreements covered by the Term Sheet;

Now, therefore

the parties hereby agree as follows

1.1 Whereas and annexes form an integral and substantial part of this private deed.

2.1 KAP S.r.l. grants FCD Brera, which accepts, the non-exclusive license to use the Brands, limited to the performance of amateur sports in the Football industry, respecting the terms and conditions set forth by this deed.

2.2 It is understood that KAP S.r.l. may continue to use the Brands in any way, including licensing them to third parties.

3.1 The license object of this contract is not transferable by FCD Brera and the Brands cannot be sub-licensed either, for any reason and in any form, be it direct or indirect, material or immaterial.

3.2 FCD Brera acknowledges that the Brands are and will remain for the entire duration of this contract of full and exclusive ownership of KAP S.r.l. As a result, FCD Brera is required to use the Brands in such a way as not to damage their reputation, prestige and decorum.

4.1 FCD Brera undertakes to use the Brands in carrying out its sports-football and communication activities exclusively according to the indications of KAP S.r.l. to be considered binding and peremptory.

4.2 For each activity that KAP S.r.l. will request to FCD Brera, FCD Brera will be entitled to a fee that the Parties must specifically agree in advance and in writing.

4.3 The costs for carrying out the individual sporting activities requested by KAP S.r.l. will be borne by FCD Brera, as they must be considered absorbed in the consideration provided for in point 4.2 above.

4.4 The income of the individual sports activities carried out by FCD Brera will be attributable to KAP S.r.l., which will therefore provide for the relative invoicing to be paid by third parties.

5.1 This contract will have a duration of 10 (ten) years from its signing.

5.2 The Parties agree that - subject to the condition that Brera Holdings Limited or its successor, company incorporated under Irish law, which will have the full and exclusive ownership of a stake representing 100% of the share capital of KAP, completes the process currently underway for its listing on Nasdaq or another stock exchange - this contract will be tacitly renewed upon expiry for an equal period of 10 (ten) years.

6.1 Any modification or integration of this contract will not be valid and effective unless it results from a specific written deed of the Parties.

6.2 Any communication envisaged, requested or otherwise necessary in relation to this contract, will be considered effectively and validly carried out, under penalty of nullity, only if resulting from a written deed delivered to the other Party by registered letter with acknowledgment of receipt at the addresses indicated above, or by e-mail or certified e-mail to the following addresses:

(i) for KAP S.r.l

E-mail:	hello@kap.it

Certified e-mail:	kap@pec.kap.it

(ii) for FCD Brera

E-mail:	posta@breracalcio.it

Certified e-mail:	breracalcio.pec.it

7.1 This contract is regulated by the Italian law.

7.2 Any dispute that may arise between the Parties regarding the interpretation, execution, validity and / or effectiveness of this contract will be subjected exclusively to the knowledge of the Court of Milan with the exclusion of any other competing tribunal.

Read, approved and undersigned.

Milan, July 13, 2022

KAP S.r.l.	FCD Brera

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